Exhibit 21.1

CARROLS HOLDINGS CORPORATION

Subsidiaries of the Registrant

Name	State of Incorporation
Carrols Corporation	Delaware
Carrols Realty Holdings	Delaware
Carrols Realty I Corp.	Delaware
Carrols Realty II Corp.	Delaware
Carrols J.G. Corp.	Delaware
Quanta Advertising Corp.	New York
Pollo Franchise, Inc.	Florida
Pollo Operations, Inc.	Florida
Taco Cabana, Inc.	Delaware
TP Acquisition Corp.	Texas
T.C. Management, Inc.	Delaware
Get Real, Inc.	Delaware
Texas Taco Cabana, L.P.	Texas
T.C. Lease Holdings III, V and VI, Inc.	Texas
Cabana Bevco LLC	Texas
TC Bevco LLC	Texas
Cabana Beverages, Inc.	Texas

1